Exhibit 5.1

October 28, 2021

Two Harbors Investment Corp.

1601 Utica Avenue, South Suite 900

St. Louis Park, Minnesota 55416

Re:         Registration Statement on FormS-3 (File No.333-253606)

Ladies and Gentlemen:

We have served as counsel to Two Harbors Investment Corp., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the sale and issuance of 30,000,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (including an additional 4,500,000 Shares at the option of the Underwriters), pursuant to an Underwriting Agreement, dated October 25, 2021 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC as representatives of the several underwriters listed on Schedule A thereto (collectively, the “Underwriters”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.	the Registration Statement on Form S-3 (File No.333-253606) of the Company, relating to the Shares, and all amendments thereto (collectively, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

2.	the Company’s Prospectus, dated February 26, 2021 (the “Base Prospectus”), as supplemented by (i)a Preliminary Prospectus Supplement, dated October 25, 2021 (the “Preliminary Prospectus Supplement”), and (ii)a Prospectus Supplement, dated October 25, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Final Prospectus”), each in the form in which it was transmitted to the SEC, including, in the case of the Preliminary Prospectus Supplement and the Prospectus Supplement, pursuant to Rule424(b)of the General Rules and Regulations promulgated under the 1933 Act;

3.	the charter of the Company, as amended (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.	the bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.	resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof (the “Resolutions”) relating to, among other matters, (a) the sale and issuance of the Shares, certified as of the date hereof by an officer of the Company, and (b) the execution, delivery and performance by the Company of the Underwriting Agreement, certified as of the date hereof by an officer of the Company;

7.	the Underwriting Agreement;

50 South Sixth Street, Suite 2600, Minneapolis, MN 55402

Two Harbors Investment Corp.

8.	a certificate executed by the Secretary of the Company, dated as of a recent date; and

9.	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualification stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.     Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.     Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.     Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.     The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized, and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form8-K relating to the Shares (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Stinson LLP